Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our reports dated February 13, 2003 (except for Notes 3 and 14, as to which the date is March 26, 2003), accompanying the consolidated financial statements and schedule of Xybernaut Corporation appearing in the Annual Report on Form 10-K/A for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Xybernaut Corporation on Form S-3 to be filed on or about September 26, 2003, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Vienna, Virginia
September 26, 2003